Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:

Lydia Botham David Karpinski	651-481-2123 651-481-2360
Land O’Lakes Reports
Improved Third-Quarter and Year-to-Date Sales and Earnings
Year-to-date net sales of $9.4 billion ... net earnings of $224 million
October 30, 2008 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today reported third-quarter net sales of $2.9 billion and net earnings of $59.9 million, as compared to net sales of $2.1 billion and net earnings of $5.2 million, respectively, for the same quarter one year ago. Year to date, the company reported net sales of $9.4 billion and net earnings of $224.0 million, as compared to $6.3 billion and $137.4 million for the first three quarters of 2007.
Land O’Lakes CEO Chris Policinski said the company’s solid year-to-date financial results were achieved despite significant challenges in terms of market volatility, increased energy, transportation and ingredient costs, and the continuing impact of economic uncertainty.
“Our positive results, in this challenging environment, reflect not only strong early-year markets, but also the work we have accomplished in bringing increased focus and discipline to our company and our businesses, as well as our successful commitment to reducing debt and building the balance sheet,” Policinski said. “Combine all of this with strong branded and proprietary product lines, an ongoing dedication to best-cost discipline and an experienced leadership team and workforce, and I am confident we are in a good position to move forward in a very challenging economy.”
Land O’Lakes net sales are up 49 percent over the first three quarters of 2007. Company officials noted that, as a result of the late 2007 repositioning of its Agronomy business, 2008 sales include $2.1 billion in crop protection product (CPP) sales that otherwise would not have been included in Land O’Lakes financials (before the repositioning). If those CPP sales are factored out, year-to-date net sales would be up 16 percent.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $362.7 million year to date and $101.2 million for the quarter, versus $255.1 million and $44.4 million for the same periods in 2007.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items. Year-to-date normalized EBITDA was $403.3 million, versus $221.5 million for the same period one year ago. Normalized EBITDA for the quarter was $131.2 million, compared to $37.7 million for the third quarter of 2007. The company increased its guidance for full-year (2008) normalized EBITDA to $455 million, up 11 percent from prior guidance and 41 percent over 2007 actual performance.
-more-

Land O’Lakes 3Q — Page 2 of 4
Seasonal debt requirements in the third quarter resulted in total debt of $1.1 billion as of September 30, 2008. Total debt was $0.9 billion at the same point in 2007. Liquidity stood at $245 million (cash-on-hand and unused borrowing authority) at the end of September 2008.
In early October, Land O’Lakes received a corporate credit rating upgrade to BB+ from Standard and Poor’s Investor Services. This follows a similar July upgrade to Ba1 from Moody’s Investors Service.
Dairy Foods
In Dairy Foods, the company reported third-quarter sales of $985.6 million and a pretax loss of $23.4 million, as compared to sales of $1.1 billion and a breakeven third quarter one year ago. Year-to-date sales in Dairy Foods stand at $3.1 billion, versus $3.0 billion for the first three quarters of 2007. The company reported $16.3 million in pretax earnings in Dairy Foods through September, versus $79.7 million in pretax earnings for the first three quarters of 2007. Notably, year-to-date 2007 pretax earnings included a $28.5-million pretax gain on the sale of the Cheese and Protein International dairy plant in Tulare, California.
Volumes in Dairy Foods were mixed, with overall value-added volume flat versus one year ago. Volumes in the company’s industry-leading branded butter and deli cheese were up 2 percent and 6 percent, respectively.
Company officials noted that 2008 performance has been negatively affected by commodity market volatility (declining prices for dairy powder and cheese) and the impact of higher prices and economic uncertainty on consumer purchasing decisions (particularly in relation to product mix). These factors were offset by the strength of the LAND O LAKES brand; targeted marketing; and effective cost-control and inventory management efforts.
Feed
The company’s Feed Division reported $990.8 million in sales and a pretax loss of $35.4 million for the third quarter, versus $722.8 million in sales and a pretax loss of $2.8 million for the third quarter of 2007. Feed sales total $2.9 billion year to date, with a pretax loss of $5.3 million, compared to $2.2 billion in sales and $2.7 million in pretax earnings through the first three quarters of 2007. Notably, Feed operations remained strong, and year-to-date earnings include $25.6 million in unrealized hedging losses (as of September 30, 2008) related to commodity market volatility. As of September 30, 2007, the company was reporting a $0.8 million unrealized hedging gain. Company officials indicated they anticipate solid full-year earnings in the Feed business.
Feed volumes were stable, year over year, with livestock feed volume down 1 percent versus the first nine months of 2007, lifestyle feed volume up 1 percent, feed ingredients up 14 percent and milk replacers down 4 percent.
Feed performance has been affected by higher ingredient costs (and, in turn, higher product costs), as well as high transportation and energy costs. These have been partially offset by effective cost control, brand strength, the delivery of a market-responsive product mix and Feed’s ability to maintain volumes in a competitive marketplace.
-more-

Land O’Lakes 3Q — Page 3 of 4
Layers/Eggs
The company participates in the layers/shell eggs industry through Moark LLC, a wholly owned subsidiary. For the third quarter, the company recorded $135.5 million in sales and a $7.8- million pretax loss in eggs, compared to $123.6 million in sales and pretax earnings of $11.4 million for the same quarter in 2007. Year-to-date egg sales are $455.2 million, compared to $354.6 million through September of 2007. Pretax earnings through September are $35.5 million, up from $18.3 million for the first nine months of 2007.
Strong markets contributed to the year-to-date improved earnings in this segment, with egg prices over the first nine months averaging $1.35 per dozen, versus $1.07 per dozen through September of 2007. These improved prices were partially offset by increased feed and energy costs. Egg prices declined somewhat, as is typical during the third quarter, but showed some positive momentum in September, as the traditionally stronger fourth quarter approached. Also contributing to earnings in this business were improved volumes in higher-margin branded and specialty eggs (up 18 percent) and a continued focus on cost control. Overall egg volume was down 2 percent for the first nine months of 2008.
Seed
In its off-season, the company’s Seed business reported third-quarter sales of $44.6 million and a pretax loss of $4.8 million, as compared to sales of $80.1 million and a pretax loss of $0.6 million for the third quarter of 2007. Through September, Seed is reporting $919.8 million in sales and $49.9 million in pretax earnings, versus $739.5 million in sales and $43.7 million in pretax earnings one year ago.
From a volume perspective, year-to-date corn volumes were flat compared with one year ago, soybeans were up 40 percent and alfalfa was down 2 percent. In general, Seed volumes outperformed the industry and reflect a lower planting in alfalfa and a shift in acreage away from corn toward soybeans and other crops.
Seed’s performance continues to be driven by an ongoing focus on the delivery of the best genetics and traits, the leveraging of expertise through the company’s “expert seller” and Answer Plot™ programs, and the strength of the company’s seed/crop production products business alignment (under the WinField Solutions™ marketing identity).
Agronomy/Crop Protection Products
For the third quarter, Agronomy earnings totaled $142.2 million, as compared to pretax earnings of $6.8 million for the same quarter of 2007. During the third quarter, the company recorded $73.6 million in previously deferred vendor rebate income, with most of the cash from these rebates to be received in December and January. Rebate income is recognized when the rebates are formally documented or the cash is received. The amount of vendor rebates currently deferred is $8.7 million.
Year to date, Agronomy is reporting $168.4 million in pretax earnings, versus $18.0 million one year ago.
-more-

Land O’Lakes 3Q — Page 4 of 4
As noted in past financial reports, year-over-year comparisons of Agronomy performance are difficult, due to the late 2007 restructuring of the company’s investment in this segment - formerly comprised primarily of a 50-percent ownership position in the Agriliance (crop nutrients and crop protection products) joint venture. In that restructuring, the Agriliance wholesale crop nutrients business was transferred to joint venture partner CHS Inc., while the Agriliance crop protection products business was transferred to Land O’Lakes, where it operates under the WinField Solutions™ marketing identity. As a result, 2008 results reflect a significantly different business structure. Crop protection product sales through September were $2.2 billion. Again, while the restructuring complicates year-over-year comparisons, Agronomy (CPP) is having a strong 2008, with sales and earnings ahead of expectations.
The company’s performance in Agronomy has been boosted by strong margins, aggressive marketing, effective inventory management and the positive impact of the Seed/Crop Protection Product alignment under WinField Solutions™.
Conference Call
The national food and agricultural cooperative will discuss these results in a conference call scheduled for 1:00 p.m., Eastern Daylight Time, October 30, 2008. The dial-in numbers are: USA - 1-800-862-9098; International — 1-785-424-1051. The Conference ID is LANDOLAKES. A replay of the conference call will be available through November 6, 2008, at: USA — 1-800-283-9429; International - 1-402-220-0871.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $11 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
Certain information included in this news release is forward-looking. Forward-looking information is based on currently available information and management’s estimates, assumptions and projections. Actual outcomes are subject to significant uncertainties, many of which are beyond Land O’Lakes control. Important risk factors could cause actual future results to differ materially from those currently estimated by management. For a discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please view Land O’Lakes most recent periodic filings, which can be found on the Securities and Exchange Commission’s website (www.sec.gov) and the company’s website (www.landolakesinc.com).
Attachments: Financial Statements

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2008	2007

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,835	$116,839
Receivables, net	1,420,684	1,006,707
Inventories	1,105,677	964,515
Prepaid expenses	38,975	856,033
Other current assets	116,877	76,178

Total current assets	2,711,048	3,020,272

Investments	329,874	303,978
Property, plant and equipment, net	616,843	551,752
Goodwill, net	317,144	318,224
Other intangibles, net	117,008	119,167
Other assets	135,682	118,438

Total assets	$4,227,599	$4,431,831

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$531,225	$132,170
Current portion of long-term debt	2,371	3,082
Accounts payable	1,167,287	1,150,353
Customer advances	11,397	926,240
Accrued expenses	479,350	339,576
Patronage refunds and other member equities payable	53,763	28,065

Total current liabilities	2,245,393	2,579,486

Long-term debt	578,805	590,288
Employee benefits and other liabilities	248,505	223,714
Minority interests	18,497	6,175
Commitments and contingencies
Equities:
Capital stock	1,644	1,701
Member equities	974,445	937,126
Accumulated other comprehensive loss	(61,052)	(61,931)
Retained earnings	221,362	155,272

Total equities	1,136,399	1,032,168

Total liabilities and equities	$4,227,599	$4,431,831

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Net sales	$2,860,308	$2,134,573	$9,445,172	$6,338,872
Cost of sales	2,596,306	1,972,285	8,618,975	5,769,618

Gross profit	264,002	162,288	826,197	569,254

Selling, general and administrative	198,755	158,194	556,443	448,047
Restructuring and impairment	—	32	41	1,721
Gain on insurance settlement	(4,032)	—	(4,032)	(5,941)

Earnings from operations	69,279	4,062	273,745	125,427

Interest expense, net	13,531	9,794	46,253	33,514
Other (income) expense, net	—	(9,383)	12	(37,679)
Equity in earnings of affiliated companies	(13,541)	(10,317)	(38,099)	(31,313)
Minority interest in earnings of subsidiaries	3,870	286	15,553	872

Earnings before income taxes	65,419	13,682	250,026	160,033
Income tax expense	5,483	8,443	26,022	22,666

Net earnings	$59,936	$5,239	$224,004	$137,367

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net earnings	$224,004	$137,367
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	66,374	61,514
Amortization of deferred financing costs	1,576	1,727
Bad debt expense	4,609	2,334
Proceeds from patronage revolvement received	1,777	3,133
Non-cash patronage income	(4,177)	(1,462)
Insurance recovery — business interruption	—	4,551
Deferred income tax benefit	(15,725)	(29,807)
Increase in other assets	(2,270)	(2,057)
Increase (decrease) in other liabilities	21,397	(715)
Restructuring and impairment	41	1,721
Gain on divestiture of businesses	—	(28,474)
Loss (gain) on sale of investments	12	(9,205)
Gain on insurance settlement	(4,032)	(5,941)
Equity in earnings of affiliated companies	(38,099)	(31,313)
Dividends from investments in affiliated companies	32,652	27,020
Minority interests	15,553	872
Other	(2,697)	(218)

Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(411,460)	(185,641)
Inventories	(118,716)	(150,118)
Prepaids and other current assets	810,225	305,287
Accounts payable	11,421	210,550
Customer advances	(933,016)	(410,611)
Accrued expenses	141,653	66,824

Net cash used by operating activities	(198,898)	(32,662)

Cash flows from investing activities:
Additions to property, plant and equipment	(120,533)	(62,309)
Acquisitions, net of cash acquired	(9,040)	(2,930)
Investments in affiliates	(50,860)	(216,555)
Distributions from investments in affiliated companies	8,824	—
Net settlement on repositioning investment in joint venture	—	(133,539)
Net proceeds from divestiture of businesses	—	212,101
Proceeds from sale of investments	49	475
Proceeds from sale of property, plant and equipment	5,581	5,068
Insurance proceeds for replacement assets	5,321	8,635
Change in notes receivable	(11,606)	(18,193)
Other	3,049	(606)

Net cash used by investing activities	(169,215)	(207,853)

Cash flows from financing activities:
Increase in short-term debt	388,685	282,634
Proceeds from issuance of long-term debt	496	5,500
Principal payments on long-term debt	(14,138)	(36,856)
Payments for redemption of member equities	(94,896)	(36,213)
Other	(38)	(156)

Net cash provided by financing activities	280,109	214,909

Net decrease in cash and cash equivalents	(88,004)	(25,606)

Cash and cash equivalents at beginning of the period	116,839	79,707

Cash and cash equivalents at end of the period	$28,835	$54,101

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Nine Months Ended		Ended
	September 30,		September 30,
	2008	2007	2008
Earnings before income taxes	$250,026	$160,033	$291,897
Interest expense, net	46,253	33,514	61,657
Depreciation	57,227	53,011	77,142
Amortization	9,147	8,503	11,858

Total EBITDA	362,653	255,061	442,554

Unrealized hedging loss (gain)	35,731	(7,631)	30,506
Gain on insurance settlement	(4,032)	(5,941)	(4,032)
Gain on divestitures	—	(28,474)	—
Loss (gain) on sale of investments	12	(9,205)	534
Restructuring & impairments	41	1,721	2,290
Agronomy repositioning	—	15,959	909
Environmental Reserve	8,900	—	8,900
Note receivable reserve & equity investment impairment	—	—	22,001

Normalized EBITDA	$403,305	$221,490	$503,662